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                                                                   EXHIBIT 10.46



                 AMENDMENT TO 1997 OMNIBUS STOCK INCENTIVE PLAN
                        OF STAR TELECOMMUNICATIONS, INC.


     Article III, Section 3.1 of the 1997 Omnibus Stock Incentive Plan is amended in its entirety to read as follows:

          "3.1 Basic Limitation. Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Restricted Shares, Stock Units, Options and SARs awarded under the Plan shall not exceed Four Million Seventy-Five Thousand (4,075,000) (the sum of
     (i) 2,950,000 shares, plus (ii) 2,050,000, which is that number of shares available for issuance under the Supplemental Option Plan from time to time, less those shares actually issued or reserved for issuance upon the exercise of options awarded under the Supplemental Option Plan). The limitation of this Section 3.1 shall be subject to adjustment pursuant to
     Article 10."